Exhibit 99.1

Planet 13 Announces the Appointment of David Loop to the Board of Directors

Las Vegas, Nevada – June 12, 2024 – Planet 13 Holdings Inc. (CSE: PLTH) (OTCQX: PLNH) (“Planet 13” or the “Company”), a leading vertically-integrated multi-state cannabis company, today announced the appointment of David Loop, the former Chief Executive Officer of VidaCann LLC (“VidaCann”) to Planet 13’s board of directors.

“We are thrilled to welcome David to the board. He has been amazing to work with as we integrate VidaCann and welcome the team to Planet 13. His deep knowledge of the cannabis and horticulture industry are a fantastic addition to the board as we continue to execute our growth strategy, build out Florida, and expand our wholesale position,” said Larry Scheffler Co-CEO of Planet 13.

David Loop has spent his entire career in the horticulture industry, including as CEO of Loop Nursery. As CEO of Loop Nursery, he played a pivotal role in its expansion to become the largest supplier of potted plants to supermarkets across the Southeast United States, while simultaneously establishing it as one of the premier greenhouse facilities in the United States. David was instrumental in founding VidaCann and spearheading its growth into the 9th largest Florida retail network. Under his guidance, VidaCann has experienced remarkable per store revenue growth over the past two years, solidifying its position as a leader in the state.

David Loop was nominated by VidaCann to join the board of directors of Planet 13 as part of the acquisition of VidaCann by Planet 13. Concurrently Lee Fraser will step down from the board of directors to focus on his role as Chief Administrative Officer of Planet 13.

“We appreciate Lee continuing to grow his operating role and responsibilities at Planet 13. He has quickly made himself an irreplaceable driver of our growth strategy and executive team,” said Bob Groesbeck, Co-CEO of Planet 13.

About Planet 13

Planet 13 (https://planet13.com/investors/) is a vertically integrated cannabis company, with award-winning cultivation, production and dispensary operations across its locations in California, Nevada, Illinois, and Florida. Planet 13's mission is to build a recognizable global brand known for world-class dispensary operations and innovative cannabis products. Licensed cannabis activity is legal in the states Planet 13 operates in but remains illegal under U.S. federal law. Planet 13's shares trade on the Canadian Securities Exchange (CSE) under the symbol PLTH and are quoted on the OTCQX under the symbol PLNH.

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

For further inquiries, please contact:

LodeRock Advisors Inc., Planet 13 Investor Relations

mark.kuindersma@loderockadvisors.com

Robert Groesbeck or Larry Scheffler

Co-Chief Executive Officers

ir@planet13lasvegas.com